1. Name and Address of Reporting Person
   Wilson, Francis S.

2. Issuer Name and Ticker or Trading Symbol
   Universal American Financial Corp. (UHCO)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Day/Year
   10/11/2001
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director                   ( ) 10% Owner
   ( ) Officer (give title below) ( ) Other (specify below)
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+------------------------------+----------+----------+---------+--------------------------+--------------+-----------+------------+
|1. Title of Security          |2. Trans- |2A.Execu- |3. Trans-|4. Securities Acquired (A)|5. Amount of  |6. Owner-  |7. Nature   |
|                              |   action |   action |   action|   or Disposed of (D)     |Securities    |   ship    |   of In-   |
|                              |   Date   |   Date   |   Code  |                          |Beneficially  |   Form:   |   direct   |
|                              |          |          |         |                          |Owned         |   Direct  |   Bene-    |
|                              |  (Month/ |  (Month/ |         |                          |Following     |   (D) or  |   ficial   |
|                              |   Day/   |   Day/   +-----+---+-----------+---+----------+Reported      |   Indirect|   Owner-   |
|                              |   Year)  |   Year)  |Code |V  |Amount     |A/D|Price     |Transaction(s)|   (I)     |   ship     |
+------------------------------+----------+----------+-----+---+-----------+---+----------+--------------+-----------+------------+
Common Stock                    12/11/2002            J         18475       A   $2.3750                   I           Trevian Corp.
                                                      <F1>                                                            (Subchapter S
                                                                                                                      Corporation)
Common Stock                    12/17/2002            S         -1000       D   $5.7900                   I           Trevian Corp.
                                                                                                                      (Subchapter S
                                                                                                                      Corporation)
Common Stock                    12/17/2002            S         -500        D   $5.9300                   I           Trevian Corp.
                                                                                                                      (Subchapter S
                                                                                                                      Corporation)
Common Stock                    12/18/2002            S         -500        D   $5.5500                   I           Trevian Corp.
                                                                                                                      (Subchapter S
                                                                                                                      Corporation)
Common Stock                    12/18/2002            S         -500        D   $5.5100                   I           Trevian Corp.
                                                                                                                      (Subchapter S
                                                                                                                      Corporation)
Common Stock                    12/23/2002            S         -1000       D   $6.2700                   I           Trevian Corp.
                                                                                                                      (Subchapter S
                                                                                                                      Corporation)
Common Stock                    12/31/2002            S         -1000       D   $5.9300                   I           Trevian Corp.
                                                                                                                      (Subchapter S
                                                                                                                      Corporation)
Common Stock                    01/08/2003            S         -1000       D   $5.7000                   I           Trevian Corp.
                                                                                                                      (Subchapter S
                                                                                                                      Corporation)
Common Stock                    01/14/2003            S         -3000       D   $5.7900    9975           I           Trevian Corp.
                                                                                                                      (Subchapter S
                                                                                                                      Corporation)

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+----------+--------+-------+-------+---------+-----------+---------------------+----------------+----------+-------+-------+------+
|1.        |2.      |3.     |3A.    |4.       |5.         |6.                   |7.              |8.        |9.     |10.    |11.   |
|          |        |       |       |         |           |                     |                |          |Number |Owner- |      |
|          |        |       |       |         |           |                     |                |          |of     |ship   |      |
|          |        |       |       |         |           |                     |                |          |Deriv- |Form of|      |
|          |        |       |       |         |           |                     |Title and Amount|          |ative  |Deriv- |      |
|          |        |       |       |         |           |                     |of Underlying   |          |Secur- |ative  |Nature|
|          |Conver- |Trans- |Execu- |         |Number of  |                     |Securities      |          |ities  |Secur- |of    |
|          |sion or |action |tion   |         |Derivative |Date Exercisable     +-------+--------+          |Benefi-|ity:   |In-   |
|          |Exercise|Date   |Date   |         |Securities |and Expiration Date  |       |Amount  |          |cially |Direct |direct|
|          |Price of|       |       |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned  |(D) or |Bene- |
|Title of  |Deriv-  |(Month/|(Month/|tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |       |In-    |ficial|
|Derivative|ative   | Day/  | Day/  +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|       |direct |Owner-|
|Security  |Security|Year)  |Year)  |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |       |(I)    |ship  |
+----------+--------+-------+-------+------+--+-----+-----+----------+----------+-------+--------+----------+-------+-------+------+
Stock       $7.15    10/11/2         A         4500        10/11/2004 10/11/2011 Common  4500     $0.0000    4500    D
Options              001                       <F2>                              Stock
(Right to
buy)
Stock       $7.26                                                     05/29/2012 Common                      4500    D
Options                                                                          Stock
(Right to
buy)

Explanation of Responses:

<F1>
Distribution of limited partnership investment.
<F2>
Exercisable over a 3-year period; 33% on 10/11/02, 67% on 10/11/03 and 100% on 10/11/04.

SIGNATURE OF REPORTING PERSON
/s/ Francis S. Wilson

DATE
02/04/2003